Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Loews Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share (“Common Stock”) that may be issued under the Loews Corporation 2025 Incentive Compensation Plan	Other	6,000,000(3)	86.31	$517,860,000.00	0.00015310	$79,284.37
Total Offering Amounts					$517,860,000.00		$79,284.37
Total Fee Offsets							0
Net Fee Due							$79,284.37

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover additional shares of Common Stock which may become issuable under the Loews Corporation 2025 Incentive Compensation Plan (the “2025 Plan”) to adjust the number of shares issued pursuant to the plans described herein in the event of a stock split, reverse stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar corporate transaction or event.

(2) Estimated on the basis of $86.31, which is the reported average of the high and low prices of Common Stock as reported on the New York Stock Exchange on May 6, 2025, pursuant to Rule 457(c) and (h) of the Securities Act.

(3) Amount represents 6,000,000 shares of Common Stock issuable under the 2025 Plan. Shares of Common Stock that were subject to outstanding awards under the Company’s 2016 Incentive Compensation Plan (the “Prior Plan”) as of the date the Company’s shareholders approved the 2025 Plan (the “Effective Date”) will be available for future grants under the 2025 Plan to the extent that, on or after the Effective Date, such awards are forfeited (including as a result of the termination or expiration prior to the exercise or vesting of any awards under the Prior Plan). Concurrently with the filing of this registration statement on Form S-8, the Company is filing a post-effective amendment to the registration statement on Form S-8 (File No. 333-211278) to deregister the 3,779,973 shares of Common Stock that have not been, and will not be, issued and sold under the Prior Plan.